Exhibit 99.1

FORM OF STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT, dated as of             , 2015 (this “Agreement”), by the undersigned stockholder (the “Stockholder”) of HF Financial Corp., a Delaware corporation (the “Company”), for the benefit of Great Western Bancorp, Inc., a Delaware corporation (“GWBI”).

RECITALS

WHEREAS, GWBI and Company are entering into an Agreement and Plan of Merger, dated as of            , 2015 (the “Merger Agreement”), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.01 per share, of Company (“Company Common Stock”), not owned directly or indirectly by GWBI or Company, will be converted into the right to receive the Merger Consideration specified in Section 1.4(c) of the Merger Agreement;

WHEREAS, the Stockholder (i) owns of record and beneficially the number of shares of Company Common Stock and/or (ii) owns or holds stock options (whether or not vested) to acquire that number of shares of Company Common Stock, in each case appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, GWBI has required that the Stockholder agree, and in order to induce GWBI to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

1.                                      Covenants of Stockholder.  Until the termination of the Stockholder’s obligations in accordance with Section 3, Stockholder agrees as follows:

(a)                                 At the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

(b)                                 At any meeting of stockholders of Company (or at any adjournment thereof) or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or any of its Subsidiaries or any other Takeover Proposal, (ii) any amendment of Company’s Certificate of Incorporation, as amended, or Bylaws or other proposal or transaction involving Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner (A) impede, frustrate, prevent or nullify the Merger, the

Merger Agreement or any of the other transactions contemplated by the Merger Agreement, (B) result in a breach of the Merger Agreement in any respect or (C) change in any manner the voting rights of any class of capital stock of Company, and (iii) any nomination, proposal to elect or election of any person as a director of Company who is not a member of Company’s Board of Directors on the date hereof.

(c)                                  without in any way limiting Company’s rights under Section 4.2(d) of the Merger Agreement, the Stockholder shall not, nor shall the Stockholder permit any Affiliate, director, officer, employee, investment banker or attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

(d)                                 The Stockholder shall use the Stockholder’s reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with GWBI in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

(e)                                  The Stockholder hereby agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of such Stockholder’s Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to such Stockholder’s Subject Shares except in favor of the Merger.

(f)                                   The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

2.                                      Representations and Warranties.  The Stockholder represents and warrants to GWBI as follows:

(a)                                 The Stockholder is (i) the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth below the Stockholder’s name on the signature page hereto, free and clear of any Liens; and (ii) holds stock options to acquire that number of shares of Common Stock set forth below the Stockholder’s name on the signature page hereto.  The Stockholder does not own, of record or beneficially, or hold any conversion rights, exchange rights, warrants or stock options to acquire, any shares of capital stock of Company other than the Subject Shares.  The Stockholder has the sole right to vote, and the sole power of disposition with respect to the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to, the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

(b)                                 The Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement and to perform the Stockholder’s obligations hereunder and consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder.  Assuming the due authorization, execution and delivery of this Agreement by GWBI, this Agreement constitutes the valid and binding agreement of the

Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles.  The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require the Stockholder to make or obtain any regulatory filing or approval.

3.                                      Termination.  The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 7.1 thereof or the Effective Time.

4.                                      Further Assurances.  The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as GWBI may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

5.                                      Successors, Assigns and Transferees Bound.  Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

6.                                      Recapitalizations, Stock Dividends, etc.  If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period, (c) any other securities of Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such additional shares, stock dividends and any other securities into which or for which any or all of such changes may be changed or exchanged or which are received in such transaction.

7.                                      Stockholder Information.  The Stockholder hereby agrees to permit GWBI and Company to publish and disclose in the Proxy Statement the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments, arrangements and understanding under this Agreement.

8.                                      Stop Transfer Order.  In furtherance of this Agreement, the Stockholder hereby authorizes and instructs Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares.

9.                                      Remedies.  The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it and that any such breach would cause GWBI irreparable harm.  Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, GWBI, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

10.                               Severability.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

11.                               Amendment.  This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and GWBI.

12.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13.                               Capitalized Terms.  Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

14.                               Counterparts.  For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.                               Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and representations by or among the parties with respect to this Agreement, written or oral, with respect to the subject matter of this Agreement.

16.                               Waivers.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and will not operate or be construed as a waiver of any prior or subsequent breach, whether of a similar or dissimilar nature.

17.                               No Limitation on Actions of the Stockholder as Director.  In the event the Stockholder is a director of Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder’s fiduciary duties as a director of Company.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Stockholder has signed this Agreement as of the date first written above.

Name:

Number of shares of Company
Common Stock owned on the
date hereof:
Number of shares of Company
Common Stock subject to stock
options owned and/or held on the
date hereof:

Accepted and agreed to
as of the date first written above:
GREAT WESTERN BANCORP, INC.

By:
Name:
Title:

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